SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 13, 2006

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32179	02-0478229
(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 683-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 13, 2006, EXACT Sciences Corporation (the “Company”) entered into an Executive Agreement with Charles R. Carelli, Jr., in connection with his appointment as Vice President Finance.  This agreement provides that upon the occurrence of certain triggering events within one year of a Company change in control event, Mr. Carelli will be entitled to receive severance payments for a period of twelve months at a rate equal to his base salary at the time of termination of employment. A copy of the Executive Agreement is filed as Exhibit 10.1 to this Report on Form 8-K.

Item 1.02               Termination of a Material Definitive Agreement.

On April 13, 2006, the Company and Harry W. Wilcox agreed to terminate, effective as of the day following the filing of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2006, an Executive Agreement between the Company and Mr. Wilcox in connection with the resignation of Mr. Wilcox as the Company’s Senior Vice President, Chief Financial Officer and Treasurer disclosed in Item 5.02 below.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 13, 2006, the Company announced the resignation of its Senior Vice President, Chief Financial Officer and Treasurer, Harry W. Wilcox. Such resignation is effective as of the day following the filing of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2006. Mr. Wilcox will assume the part-time role of Senior Vice President of Corporate Development for the Company.

On April 13, 2006, the Company announced the appointment, effective as of the day following the filing of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2006, of Jeffrey R. Luber as Vice President, Chief Financial Officer, Treasurer, General Counsel, and Secretary, to serve until his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Luber will be paid an annual salary of $245,000. In connection with this appointment, the Company granted Mr. Luber an option to purchase 30,000 shares of the Company’s common stock at an exercise price of $3.07 per share.

Mr. Luber, age 39, has been the Company’s General Counsel and Secretary since November 2002. From February 2000 to November 2002, Mr. Luber served as Vice President of Finance & Administration, Legal Counsel and Secretary for Kaon Interactive Inc. From March 1999 to February 2000, Mr. Luber was General Counsel for Community Rehab Centers, a private outpatient physical therapy company with operations in several states. From December 1996 to March 1999, Mr. Luber was employed by Concentra Managed Care, Inc., a publicly-traded nationwide provider of managed care services, most recently as Assistant Vice President and Associate General Counsel. Mr. Luber received his BS in business administration from Southern Connecticut State University and his J.D. and M.B.A. from Suffolk University.

On April 13, 2006, the Company announced the appointment, effective as of that date, of Charles R. Carelli, Jr. as Vice President Finance, to serve until his successor is duly elected and qualified or until his earlier resignation or removal.  Mr. Carelli will be paid an annual salary of $180,000. In connection with this appointment, the Company granted Mr. Carelli an option to purchase 25,000 shares of the Company’s common stock at an exercise price of $3.07 per share. As described in Item 1.01 of this Report on Form 8-K, Mr. Carelli and the Company have also entered into an Executive Agreement.

Mr. Carelli, age 35, has served as the Company’s Controller and principal accounting officer since November 2004. Mr. Carelli served as Controller from August 1999 to April 2004 and as Director of Finance from April 2004 to November 2004 at Alkermes, Inc., a publicly-traded pharmaceutical manufacturing, research and development company. From 1997 to 1999, Mr. Carelli served as Accounting Manager and then Director of Accounting at Creative BioMolecules, Inc., a publicly-traded biotechnology company engaged in manufacturing and research using protein therapies. From 1993 to 1997, Mr. Carelli worked at Deloitte & Touche LLP, where he served as Senior-In-Charge. Mr. Carelli is a Certified Public Accountant and holds a BA in Accounting from Assumption College.

Item 7.01               Regulation FD Disclosure.

On April 13, 2006, the Company issued a press release announcing certain changes in management personnel, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

On April 14, 2006, the Company issued a press release announcing the time and date of its quarterly earnings conference call, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in Item 7.01 of this Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits:

10.1         Executive Agreement between the Company and Charles R. Carelli, Jr. dated April 13, 2006.

99.1         Press Release issued by the Company on April 13, 2006, furnished herewith.

99.2         Press Release issued by the Company on April 14, 2006, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT Sciences Corporation

April 14, 2006	By:	/s/ Don Hardison
Don Hardison
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Agreement between the Company and Charles R. Carelli, Jr. dated April 13, 2006.

99.1	Press Release issued by the registrant on April 13, 2006, furnished herewith.

99.2	Press Release issued by the registrant on April 14, 2006, furnished herewith.